Exhibit 2.1

Form of Amended and Restated Series Designation

Amended and Restated Series Designation of

[Series Name], a series of Masterworks Vault 2, LLC

In accordance with the Amended and Restated Limited Liability Company Agreement of Masterworks Vault 2, LLC, a Delaware series limited liability company (the “Company”), dated [______] (as amended, the “Agreement”) and upon the execution of this Amended and Restated Series Designation by Masterworks Foundry, LLC, the sole member of series [         ] of the Company (“Series [___]”) as of the date hereof and by the Board of the Company , this Series Designation shall be attached to, and deemed incorporated in its entirety into, the Agreement as the “[Series Name] A&R Designation Exhibit.” In addition, as of the Effective Date of Establishment, Masterworks Foundry, LLC has issued 1,000 Class B Ordinary Shares of Series [  ], representing 100% of the membership interests in such series as of such date, in return for a capital contribution to such series of $100.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the date hereof.

Name of Series	[Series Name]

Effective Date of Establishment	[_____________].

Series Property	The Series Artwork. For purposes of Series [___], “Series Artwork” refers to that certain artwork by [_________], entitled [_________].

Authorized Shares

[__________] Class A Ordinary Shares, plus an indeterminate number of Class A Ordinary Shares issuable upon conversion of Class B Shares and or exchange of vested SPC Preferred Shares.

1,000 Class B Ordinary Shares

1 Class C Ordinary Share

Additional Provisions	Any provision relating to the vesting of the SPC Preferred shares, including in Sections 2.01(d), 2.04(b), 2.04(c), 2.04(e), 2.04(f)(i) and 2.10 of the Agreement, do not apply.

Agreed and executed as of [         ] by Masterworks Foundry, LLC and the Board of Managers of the Company:

Masterworks Foundry, LLC

By:
Name:
Title:

The Board of Managers of Masterworks Vault 2, LLC

By:
Joshua Goldstein
Manager

By:
Eli Broverman
Manager

By:
Nigel Glenday
Manager